Exhibit 99.1
News Release

Lockheed Martin Reports Fourth Quarter and Full Year 2023 Financial Results

•Net sales of $18.9 billion in the fourth quarter and $67.6 billion in 2023
•Net earnings of $1.9 billion, or $7.58 per share in the fourth quarter; $6.9 billion, or $27.55 per share in 2023
•Cash from operations of $2.4 billion and free cash flow of $1.7 billion in the fourth quarter; cash from operations of $7.9 billion and free cash flow of $6.2 billion in 2023
•$3.8 billion of cash returned to shareholders through dividends and share repurchases in the fourth quarter, and $9.1 billion in 2023
•Record backlog of $160.6 billion
•2024 financial outlook provided

BETHESDA, Md., Jan. 23, 2024 – Lockheed Martin Corporation [NYSE: LMT] today reported fourth quarter 2023 net sales of $18.9 billion, compared to $19.0 billion in the fourth quarter of 2022. Net earnings in the fourth quarter of 2023 and 2022 were $1.9 billion, or $7.58 and $7.40 per share, respectively. Cash from operations was $2.4 billion in the fourth quarter of 2023, compared to $1.9 billion in the fourth quarter of 2022. Free cash flow was $1.7 billion in the fourth quarter of 2023, compared to $1.2 billion in the fourth quarter of 2022.
Net sales in 2023 were $67.6 billion, compared to $66.0 billion in 2022. Net earnings in 2023 were $6.9 billion, or $27.55 per share, compared to $5.7 billion, or $21.66 per share, in 2022. Cash from operations in 2023 was $7.9 billion, compared to $7.8 billion in 2022. Free cash flow in 2023 was $6.2 billion, compared to $6.1 billion in 2022.
“Our solid finish to 2023 and full-year results reflect continued strong demand for our all-domain portfolio of advanced defense tech solutions. Backlog reached a record $160.6 billion billion and sales increased 2 percent year-over-year to $67.6 billion,” said Lockheed Martin Chairman, President and CEO Jim Taiclet. “In 2023 we invested $1.5 billion in research and development and an additional $1.7 billion of capital expenditures to create, accelerate and refine the development of innovative 21st Century Security capabilities. In line with our expectations, we generated $6.2 billion of free cash flow for the year, supporting strong free cash flow per share growth, and we returned over $9 billion to shareholders through dividends and share repurchases.
“Looking ahead to 2024 and beyond, our opportunities to support global security for the U.S. Government and its allies remain robust with traditional and breakthrough technologies. Our team will continue to realize the vision for 21st Century Security integrated platforms and systems, working with industry and commercial partners to pioneer and mature deterrence solutions for customers worldwide. Inside the company, our 1LMX digital transformation initiative will further materialize and drive speed, resiliency, efficiency and competitiveness across our operations. As a result, we anticipate continued top-line growth in 2024 and sustained cash flow conversion and deployment, in support of our mid-single digit growth target in free cash flow per share.”

Adjusted earnings before income taxes, net earnings and diluted EPS
The table below shows the impact to earnings before income taxes, net earnings and diluted earnings per share (EPS) for certain non-operational items:

	(in millions, except per share data)	Quarters Ended
		Dec. 31, 2023			Dec. 31, 2022
		Earnings Before Income Taxes	Net Earnings	Diluted EPS	Earnings Before Income Taxes	Net Earnings	Diluted EPS
	As Reported (GAAP)	$2,145	$1,866	$7.58	$2,190	$1,912	$7.40
	Severance and other charges	92	73	0.30	100	79	0.31
	Mark-to-market investment losses[1]	6	5	0.02	29	22	0.08
	Total Adjustments	98	78	0.32	129	101	0.39
	As Adjusted (Non-GAAP)[2]	$2,243	$1,944	$7.90	$2,319	$2,013	$7.79

1	Includes changes in valuations of the company's net assets and liabilities for deferred compensation plans and early-stage company investments.
2	See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

	(in millions, except per share data)	Years Ended
		Dec. 31, 2023			Dec. 31, 2022
		Earnings Before Income Taxes	Net Earnings	Diluted EPS	Earnings Before Income Taxes	Net Earnings	Diluted EPS
	As Reported (GAAP)	$8,098	$6,920	$27.55	$6,680	$5,732	$21.66
	Pension settlement charge	—	—	—	1,470	1,156	4.33
	Severance and other charges	92	73	0.30	100	79	0.31
	Mark-to-market investment (gains) losses[1]	(10)	(8)	(0.03)	290	219	0.83
	Debt refinancing transaction	—	—	—	34	26	0.10
	Total Adjustments	82	65	0.27	1,894	1,480	5.57
	As Adjusted (Non-GAAP)[2]	$8,180	$6,985	$27.82	$8,574	$7,212	$27.23

1	Includes changes in valuations of the company's net assets and liabilities for deferred compensation plans and early-stage company investments.
2	See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Severance and other charges
During the fourth quarter of 2023, the company recorded charges totaling $92 million ($73 million, or $0.30 per share, after-tax) which include severance costs for the planned reduction of certain positions across the company and asset impairment charges. This action resulted from a review of the company's business segments and corporate functions and is intended to improve the efficiency of the company’s operations.

Summary Financial Results

The following table presents the company's summary financial results.

	(in millions, except per share data)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
		2023	2022	2023	2022
	Net sales	$18,874	$18,991	$67,571	$65,984

	Business segment operating profit[1,2]	$2,042	$2,068	$7,389	$7,467
	Unallocated items
	FAS/CAS operating adjustment	415	428	1,660	1,709
	Severance and other charges[3]	(92)	(100)	(92)	(100)
	Intangible asset amortization expense[2]	(62)	(62)	(247)	(248)
	Other, net[4]	(10)	(41)	(203)	(480)
	Total unallocated items	251	225	1,118	881
	Consolidated operating profit	$2,293	$2,293	$8,507	$8,348

	Net earnings[4,5,6]	$1,866	$1,912	$6,920	$5,732

	Diluted earnings per share[4,5,6]	$7.58	$7.40	$27.55	$21.66

	Cash from operations[7]	$2,365	$1,928	$7,920	$7,802
	Capital expenditures	(704)	(693)	(1,691)	(1,670)
	Free cash flow[1,7]	$1,661	$1,235	$6,229	$6,132

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2
Effective Jan. 1, 2023, the company reclassified intangible asset amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business. The 2022 amounts reflect the impact of this change.

3
Severance and other charges for the quarter and year ended Dec. 31, 2023 include $92 million ($73 million, or $0.30, after-tax) severance costs associated with the planned elimination of certain positions through involuntary actions across the company and asset impairment charges. Severance and other charges for the quarter and year ended Dec. 31, 2022 included $100 million ($79 million, or $0.31 per share, after-tax) related to certain actions at the company's RMS business segment, which included severance costs for the planned reduction of certain positions and asset impairment charges.

4
Other, net for the quarter and year ended Dec. 31, 2023 included net gains of $34 million ($26 million, or $0.10 per share, after-tax) and $74 million ($56 million, or $0.22 per share, after-tax), compared to net gains of $19 million ($14 million, or $0.06 per share, after-tax) and net losses of $176 million ($132 million, or $0.50 per share, after-tax) for the quarter and year ended Dec. 31, 2022 due to changes in the fair value of net assets and liabilities for deferred compensation plans.

5
Net earnings for the quarter and year ended Dec. 31, 2023 included net losses of $40 million ($30 million, or $0.12 per share, after-tax) and $64 million ($48 million, or $0.19 per share, after-tax), compared to net losses of $48 million ($36 million, or 0.14 per share, after-tax) and $114 million ($86 million, or $0.33 per share, after-tax) for the quarter and year ended Dec. 31, 2022 due to changes in the fair value of early-stage company investments.

6	Net earnings for the quarters and years ended Dec. 31, 2023 and 2022 include certain non-operational charges. See prior table for further details.
7	See the "Cash Flows and Capital Deployment Activities" section of this news release for more information.

2024 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the company's current expectations. Actual results may differ materially from those projected. It is the company's practice not to incorporate adjustments into its financial outlook for proposed or potential acquisitions, divestitures, ventures, pension risk transfer transactions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the company's actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	2024 Outlook[1]

	Net sales	$68,500 - $70,000

	Business segment operating profit[2]	$7,175- $7,375

	Total FAS/CAS pension adjustment[3]	~$1,685

	Diluted earnings per share[4]	$25.65 - $26.35

	Cash from operations	$7,750 - $8,050
	Capital expenditures	~$1,750
	Free cash flow[2]	$6,000 - $6,300

1
The company’s current 2024 financial outlook does not include any future gains or losses related to changes in valuations of the company's net assets and liabilities for deferred compensation plans or early-stage company investments. The company’s financial outlook for 2024 assumes that fiscal year 2024 appropriations bills are adopted in a timely manner, the company’s programs remain funded and that the U.S. Government does not shutdown or continue to operate under a continuing resolution for the remainder of 2024. In addition, the outlook includes known impacts from inflationary pressures and labor and supply chain challenges at the time of this news release and experienced to date.

2	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
3
The total FAS/CAS pension adjustment is presented as a single amount and includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $1.7 billion. Total expected financial accounting standards (FAS) pension income is not significant. For additional detail regarding the pension amounts reported in operating and non-operating results, refer to the supplemental table included at the end of this news release.

4	Although the company typically does not update its outlook for proposed changes in law, the above includes the effect of Notice 2023-63 confirming that certain expenditures incurred in the performance of cost-type contracts are not subject to capitalization. The company believes incorporating the clarification from the Notice more accurately reflects its expectations because the Notice describes the tax treatment of certain expenditures in accordance with the company's analysis of the Internal Revenue Code.

Cash Flows and Capital Deployment Activities
Cash from operations in the fourth quarter of 2023 was $2.4 billion and capital expenditures were $704 million, resulting in free cash flow of $1.7 billion. The increase in operating and free cash flow in the fourth quarter compared to the same period in 2022 was primarily due to the timing of international advances on the PAC-3 program and production and billing cycles impacting contract liabilities, contract assets and receivables (primarily RMS), partially offset by timing of cash payments for accounts payable across the company.
Cash from operations in 2023 was $7.9 billion and capital expenditures were $1.7 billion, resulting in free cash flow of $6.2 billion. The increase in operating and free cash flow in 2023 compared to 2022 was primarily due to the timing of production and billing cycles impacting receivables (primarily the F-35 program at Aeronautics) and contract assets (primarily IWSS programs at RMS), partially offset by timing of cash payments for accounts payable across the company.
The company's cash activities in the quarter and year ended Dec. 31, 2023, included the following:
•paying cash dividends of $767 million and $3.1 billion during the quarter and year ended Dec. 31, 2023;
•paying $3.0 billion to repurchase 6.7 million shares and $6.0 billion to repurchase 13.4 million shares during the quarter and year ended Dec. 31, 2023;
•receiving net proceeds of $2.0 billion from a debt issuance during the year ended Dec. 31, 2023; and
•making a scheduled repayment of $115 million of long-term debt during the year ended Dec. 31, 2023.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company's business segments and reconciles these amounts to the company's consolidated financial results.

	(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
		2023	2022	2023	2022
	Net sales
	Aeronautics	$7,613	$7,635	$27,474	$26,987
	Missiles and Fire Control	3,171	3,287	11,253	11,317
	Rotary and Mission Systems	4,711	4,803	16,239	16,148
	Space	3,379	3,266	12,605	11,532
	Total net sales	$18,874	$18,991	$67,571	$65,984

	Operating profit
	Aeronautics	$761	$816	$2,825	$2,867
	Missiles and Fire Control	395	451	1,541	1,637
	Rotary and Mission Systems	579	567	1,865	1,906
	Space	307	234	1,158	1,057
	Total business segment operating profit[1]	2,042	2,068	7,389	7,467
	Unallocated items
	FAS/CAS operating adjustment	415	428	1,660	1,709
	Severance and other charges	(92)	(100)	(92)	(100)
	Intangible asset amortization expense[1]	(62)	(62)	(247)	(248)
	Other, net	(10)	(41)	(203)	(480)
	Total unallocated items	251	225	1,118	881
	Total consolidated operating profit	$2,293	$2,293	$8,507	$8,348

1
Effective Jan. 1, 2023, the company reclassified intangible asset amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business. The 2022 amounts reflect the impact of this change.

Net sales and operating profit of the company's business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation and not included in management’s evaluation of performance of each segment. Business segment operating profit includes the company's share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the company's business segments.
Business segment operating profit excludes the FAS/CAS pension operating adjustment, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management's evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from divestitures, intangible asset amortization expense, and other miscellaneous corporate activities. Excluded items are included in the reconciling item “Unallocated items” between operating profit from the company's business segments and its consolidated operating profit.
Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the company's segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the company's contracts. Increases in profit booking rates, typically referred to as favorable profit adjustments, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate and are typically referred to as unfavorable profit adjustments. Increases or decreases in profit booking rates are recognized in the period they are determined and reflect the inception-to-date effect of such changes.
The company's consolidated net favorable profit booking rate adjustments represented approximately 23% and 21% of total segment operating profit in the quarter and year ended December 31, 2023 and 24% in both the quarter and year ended December 31, 2022.

Aeronautics

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2023	2022	2023	2022
Net sales	$7,613	$7,635	$27,474	$26,987
Operating profit	761	816	2,825	2,867
Operating margin	10.0%	10.7%	10.3%	10.6%

Aeronautics' net sales in the fourth quarter of 2023 were comparable to the same period in 2022. Net sales on the F-35 program decreased $275 million due to lower volume on production contracts partially offset by higher volume on development and sustainment contracts. Net sales increased on classified programs by $180 million driven by higher volume and increased on the F-16 program by $65 million due to the ramp up on production.
Aeronautics' operating profit in the fourth quarter of 2023 decreased $55 million, or 7%, compared to the same period in 2022. The decrease was primarily attributable to lower operating profit of $50 million on the F-35 program due to the lower cost throughput described above and lower net favorable profit adjustments on production contracts. Total net profit booking rate adjustments were $85 million lower in the fourth quarter of 2023 compared to the same period in 2022.
Aeronautics' net sales in 2023 increased $487 million, or 2%, compared to 2022. Net sales increased by approximately $540 million for the ramp up on classified programs and $230 million on the F-16 program related to the ramp up in production. These increases were partially offset by lower net sales of $400 million on the F-35 program due to lower volume on production contracts partially offset by higher volume on sustainment and development contracts.
Aeronautics' operating profit in 2023 decreased $42 million, or 1%, compared to 2022. The decrease was primarily attributable to lower operating profit of $100 million on the F-22 program due to lower net favorable profit adjustments and $95 million on the F-35 program due to lower net favorable profit adjustments on production contracts. These decreases were partially offset by higher operating profit of $115 million on classified programs due to higher net favorable profit adjustments and the impact of the higher sales as discussed above. Total net profit booking rate adjustments were $180 million lower in 2023 compared to 2022.

Missiles and Fire Control

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2023	2022	2023	2022
Net sales	$3,171	$3,287	$11,253	$11,317
Operating profit	395	451	1,541	1,637
Operating margin	12.5%	13.7%	13.7%	14.5%

MFC's net sales in the fourth quarter of 2023 decreased $116 million, or 4%, compared to the same period in 2022. The decrease was primarily attributable to lower net sales of approximately $150 million for integrated air and missile defense programs primarily due to supplier cost timing on PAC-3, partially offset by higher net sales of approximately $60 million for tactical and strike missile programs due to production ramp up on Long Range Anti-Ship Missile (LRASM) and Joint Air-to-Surface Standoff Missile (JASSM).

MFC’s operating profit in the fourth quarter of 2023 decreased $56 million, or 12%, compared to the same period in 2022. The decrease was primarily attributable to lower operating profit for tactical and strike missile programs due to a $40 million loss recognized on a classified program. Total net profit booking rate adjustments were $30 million lower in the fourth quarter of 2023 compared to the same period in 2022.

MFC’s net sales in 2023 decreased $64 million, or 1% compared to the same period in 2022. Net sales decreased $165 million for integrated air and missile defense programs due primarily to supplier cost timing on PAC-3 and $115 million for sensors and global sustainment programs due primarily to the absence in 2023 of the impact of a favorable profit adjustment on an international program in 2022. These decreases were partially offset by higher net sales of $145 million for tactical and strike missile programs primarily due to production ramp up on JASSM, LRASM, and precision fires programs.

MFC’s operating profit in 2023 decreased $96 million, or 6%, compared to 2022. The decrease was primarily attributable to lower operating profit for tactical and strike missile programs due to $45 million of losses recognized on a classified program. Total net profit booking rate adjustments were $95 million lower in 2023 compared to 2022.

Rotary and Mission Systems

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2023	2022	2023	2022
Net sales	$4,711	$4,803	$16,239	$16,148
Operating profit	579	567	1,865	1,906
Operating margin	12.3%	11.8%	11.5%	11.8%

RMS' net sales in the fourth quarter of 2023 decreased $92 million, or 2%, compared to the same period in 2022. The decrease was primarily attributable to lower net sales of $115 million on integrated warfare systems and sensors (IWSS) programs due to lower volume on the Multi-Mission Surface Combatant (MMSC) program and $80 million for training and logistics solutions (TLS) programs due to lower volume. These decreases were partially offset by higher net sales of $140 million for Sikorsky helicopter programs due to higher deliveries on international Black Hawk programs.

RMS' operating profit in the fourth quarter of 2023 increased $12 million, or 2%, compared to the same period in 2022. The increase was primarily driven by favorable contract mix across the IWSS programs portfolio. Total net profit booking rate adjustments in the fourth quarter of 2023 were comparable to the same period in 2022.

RMS' net sales in 2023 increased $91 million, or 1% compared to the same period in 2022. Higher net sales of $265 million on IWSS programs due to higher volume on the Aegis program and new program ramp ups within the radar and laser systems portfolios were partially offset by lower net sales of $55 million for Sikorsky helicopter programs due to lower Black Hawk production volume.

RMS' operating profit in 2023 decreased $41 million, or 2%, compared to 2022. The decrease was primarily attributable to lower operating profit for Sikorsky helicopter programs primarily due to an unfavorable profit adjustment of $100 million in the second quarter of 2023 on the Canadian Maritime Helicopter Program (CMHP) and lower Black Hawk production volume. This decrease was partially offset by higher operating profit for IWSS programs primarily due to a favorable profit adjustment of $65 million in the second quarter of 2023 on an international surveillance and control program, along with higher volume on the Aegis program. Total net profit booking rate adjustments were $100 million lower in 2023 compared to 2022.

Space

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2023	2022	2023	2022
Net sales	$3,379	$3,266	$12,605	$11,532
Operating profit	307	234	1,158	1,057
Operating margin	9.1%	7.2%	9.2%	9.2%

Space's net sales in the fourth quarter of 2023 increased $113 million, or 3%, compared to the same period in 2022. The increase was primarily attributable to higher net sales of $155 million for strategic and missile defense programs due to ramp up in the Next Generation Interceptor (NGI) development program.
Space's operating profit in the fourth quarter of 2023 increased $73 million, or 31%, compared to the same period in 2022. Total net profit booking rate adjustments across the portfolio were $90 million higher in the fourth quarter of 2023 compared to the same period in 2022.
Space's net sales in 2023 increased $1.1 billion, or 9%, compared to 2022. The increase was primarily attributable to higher net sales of $620 million for strategic and missile defense programs due to ramp up in the NGI development program and higher volume in the Fleet Ballistic Missile (FBM) program; and higher net sales of $225 million for national security space programs due to development ramp up on Transport Layer and classified programs.
Space's operating profit in 2023 increased $101 million, or 10%, compared to 2022. The increase was primarily attributable to higher operating profit of $140 million for national security space programs due to the absence of unfavorable profit adjustments in 2023 on a ground solutions program and higher net favorable profit adjustments in classified programs. This increase was partially offset by $80 million of lower equity earnings resulting from lower launch volume and an increase in new product development costs at United Launch Alliance (ULA). Total net profit booking rate adjustments were $150 million higher in 2023 compared to 2022.
Total equity earnings (primarily ULA) for the quarter ended Dec. 31, 2023 were not significant, compared to approximately $15 million, or 6% for the same period in 2022. Total equity earnings for the year ended Dec. 31, 2023 were $20 million, or 2% of Space's operating profit, compared to approximately $100 million, or 9% in 2022.

Income Taxes

The company's effective income tax rate was 13.0% and 14.5% for the quarter and year ended Dec. 31, 2023, compared to 12.7% and 14.2% for the quarter and year ended Dec. 31, 2022. The rates for all periods benefited from research and development tax credits, tax deductions for foreign derived intangible income, dividends paid to the company's defined contribution plans with an employee stock ownership plan feature and employee equity awards.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company's business segments before unallocated income and expense. This measure is used by the company's senior management in evaluating the performance of its business segments and is a performance goal in the company's annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2024 Outlook
	Business segment operating profit (non-GAAP)	$7,175 - $7,375
	FAS/CAS operating adjustment[1]	~1,625
	Intangible asset amortization expense	~(245)
	Other, net	~(400)
	Consolidated operating profit (GAAP)	~$8,155 – $8,355

1
Reflects the amount by which expected total CAS pension cost of $1.7 billion, exceeds the expected FAS pension service cost and excludes expected non-service FAS pension income. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow
Free cash flow is cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity and it is a performance goal in the company's annual and long-term incentive plans. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchases and debt repayments) or available to fund acquisitions or other investments. The entire free cash flow amount is not necessarily available for discretionary expenditures, however, because it does not account for certain mandatory expenditures, such as the repayment of maturing debt and pension contributions.

Adjusted earnings before income taxes; adjusted net earnings and adjusted diluted EPS
Earnings before income taxes, net earnings and diluted earnings per share (EPS) were impacted by certain non-operational items for all periods. Management believes the presentation of these measures adjusted for the impacts of these non-operational items is useful to investors in understanding the company’s underlying business performance and comparing performance from period to period. The tax effects related to each adjustment that impacted earnings before income taxes are based on a blended tax rate that combines the federal statutory rate of 21% plus an estimated state tax rate.

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, Jan. 23, 2024, at 11:00 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 122,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contacts:
Rebecca Miller, Director, Global Media Relations
+1 301-214-3030, media.relations@lmco.com

Investor Relations Contacts:
Maria Ricciardone, Vice President, Treasurer and Investor Relations
Christopher Fritz, Director, Investor Relations
+1 301-897-6800, investor.relations@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the company's reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms and the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability, including government furnished equipment;
•the timing of contract awards or delays in contract definitization as well as the timing and customer acceptance of product deliveries and performance milestones;
•the company's ability to recover costs under U.S. Government contracts and the mix of fixed-price and cost-reimbursable contracts;
•    customer procurement policies that shift risk to contractors, including competitively bid programs with fixed-price development work or follow-on production options or other financial risks; and the impact of investments, cost overruns or other cost pressures and performance issues on fixed price contracts;
•changes in procurement and other regulations and policies affecting the company's industry, export of its products, cost allowability or recovery, preferred contract type, and performance and progress payments policy;
•    performance and financial viability of key suppliers, teammates, joint ventures (including United Launch Alliance), joint venture partners, subcontractors and customers;
•    economic, industry, business and political conditions including their effects on governmental policy;
•    the impact of inflation and other cost pressures;
•the impact of pandemics and epidemics on the company’s business and financial results, including supply chain disruptions and delays, employee absences, and program delays;
•    government actions that prevent the sale or delivery of the company's products (such as delays in approvals for exports requiring Congressional notification);
•    trade policies or sanctions (including Chinese sanctions on the company or its suppliers, teammates or partners, U.S. Government sanctions on Türkish entities and persons, and indirect effects of sanctions on Russia to the company's supply chain);
•    the company's success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales;
•    changes in foreign national priorities and foreign government budgets and planned orders, including potential effects from fluctuations in currency exchange rates;
•    the competitive environment for the company's products and services, including competition from startups and non-traditional defense contractors;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•    the company's ability to attract and retain a highly skilled workforce, the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;

•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions;
•    the accuracy of the company's estimates and projections;
•    changes in pension plan assumptions and actual returns on pension assets; cash funding requirements and pension risk transfers and associated settlement charges;
•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;
•    the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill and intangibles;
•    the availability and adequacy of the company's insurance and indemnities;
•    impacts of climate change and compliance with laws, regulations, policies, and customer requirements in response to climate change concerns;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application, and changes in the amount or reevaluation of uncertain tax positions; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings
(unaudited; in millions, except per share data)

		Quarters Ended Dec. 31,		Years Ended Dec. 31,
		2023	2022	2023	2022
	Net sales	$18,874	$18,991	$67,571	$65,984
	Cost of sales[1,2]	(16,579)	(16,689)	(59,092)	(57,697)
	Gross profit	2,295	2,302	8,479	8,287
	Other (expense) income, net	(2)	(9)	28	61
	Operating profit	2,293	2,293	8,507	8,348
	Interest expense	(254)	(202)	(916)	(623)
	Non-service FAS pension income (expense)[3]	111	109	443	(971)
	Other non-operating (expense) income, net[4,5]	(5)	(10)	64	(74)
	Earnings before income taxes	2,145	2,190	8,098	6,680
	Income tax expense	(279)	(278)	(1,178)	(948)
	Net earnings	$1,866	$1,912	$6,920	$5,732
	Effective tax rate	13.0%	12.7%	14.5%	14.2%

	Earnings per common share
	Basic	$7.61	$7.44	$27.65	$21.74
	Diluted	$7.58	$7.40	$27.55	$21.66

	Weighted average shares outstanding
	Basic	245.2	257.1	250.3	263.7
	Diluted	246.1	258.3	251.2	264.6

	Common shares reported in stockholders’ equity at end of period			240	254

1
In the quarter and year ended Dec. 31, 2023, the company recognized severance and other charges of $92 million ($73 million, or $0.30 per share, after-tax) associated with the planned elimination of certain positions through involuntary actions across the company and asset impairment charges. In the quarter and year ended Dec. 31, 2022, the company recognized severance and other charges of $100 million ($79 million, or $0.31 per share, after-tax) related to certain actions at the company's RMS business segment, which included severance costs for the planned reduction of certain positions and asset impairment charges.

2
In the quarter and year ended Dec. 31, 2023, the company recognized net gains of $34 million ($26 million, or $0.10 per share, after-tax) and $74 million ($56 million, or $0.22 per share, after-tax), compared to net gains of $19 million ($14 million, or $0.06 per share, after-tax) and net losses of $176 million ($132 million, or $0.50 per share, after-tax) in the quarter and year ended Dec. 31, 2022 due to changes in the fair value of net assets and liabilities for deferred compensation plans.

3	In the year ended Dec. 31, 2022, the company recognized a $1.5 billion ($1.2 billion, or $4.33 per share, after-tax) pension settlement charge.
4
In the quarter and year ended Dec. 31, 2023, the company recognized net losses of $40 million ($30 million, or $0.12 per share, after-tax) and $64 million ($48 million, or $0.19 per share, after-tax), compared to net losses of $48 million ($36 million, or 0.14 per share, after-tax) and $114 million ($86 million, or $0.33 per share, after-tax) in the quarter and year ended Dec. 31, 2022 due to changes in the fair value of early-stage company investments.

5	In the year ended Dec. 31, 2022, the company recognized a charge of $34 million ($26 million, or $0.10 per share, after-tax) due to a debt refinancing transaction in the second quarter of 2022.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended Dec. 31,			Years Ended Dec. 31,
		2023	2022	% Change	2023	2022	% Change
	Net sales
	Aeronautics	$7,613	$7,635	—%	$27,474	$26,987	2%
	Missiles and Fire Control	3,171	3,287	(4%)	11,253	11,317	(1%)
	Rotary and Mission Systems	4,711	4,803	(2%)	16,239	16,148	1%
	Space	3,379	3,266	3%	12,605	11,532	9%
	Total net sales	$18,874	$18,991	(1%)	$67,571	$65,984	2%

	Operating profit
	Aeronautics	$761	$816	(7%)	$2,825	$2,867	(1%)
	Missiles and Fire Control	395	451	(12%)	1,541	1,637	(6%)
	Rotary and Mission Systems	579	567	2%	1,865	1,906	(2%)
	Space	307	234	31%	1,158	1,057	10%
	Total business segment operating profit[1]	2,042	2,068	(1%)	7,389	7,467	(1%)
	Unallocated items
	FAS/CAS operating adjustment	415	428		1,660	1,709
	Severance and other charges	(92)	(100)		(92)	(100)
	Intangible asset amortization expense	(62)	(62)		(247)	(248)
	Other, net[1,2]	(10)	(41)		(203)	(480)
	Total unallocated items	251	225	12%	1,118	881	27%
	Total consolidated operating profit	$2,293	$2,293	—%	$8,507	$8,348	2%

	Operating margin
	Aeronautics	10.0%	10.7%		10.3%	10.6%
	Missiles and Fire Control	12.5%	13.7%		13.7%	14.5%
	Rotary and Mission Systems	12.3%	11.8%		11.5%	11.8%
	Space	9.1%	7.2%		9.2%	9.2%
	Total business segment operating margin	10.8%	10.9%		10.9%	11.3%

	Total consolidated operating margin	12.1%	12.1%		12.6%	12.7%

1	Effective Jan. 1, 2023, the company reclassed intangible asset amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business.
2
In the quarter and year ended Dec. 31, 2023, the company recognized net gains of $34 million ($26 million, or $0.10 per share, after-tax) and $74 million ($56 million, or $0.22 per share, after-tax), compared to net gains of $19 million ($14 million, or $0.06 per share, after-tax) and net losses of $176 million ($132 million, or $0.50 per share, after-tax) in the quarter and year ended Dec. 31, 2022 due to changes in the fair value of net assets and liabilities for deferred compensation plans.

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

	2024 Outlook	2023 Actual
Total FAS income CAS cost
FAS pension income	$—	$378
Less: CAS pension cost	1,685	1,725
Total FAS/CAS pension adjustment	$1,685	$2,103

Service and non-service cost reconciliation
FAS pension service cost	$(60)	$(65)
Less: CAS pension cost	1,685	1,725
Total FAS/CAS pension operating adjustment	1,625	1,660
Non-service FAS pension income	60	443
Total FAS/CAS pension adjustment	$1,685	$2,103

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited, in millions, except par value)

	Dec. 31, 2023	Dec. 31, 2022
Assets
Current assets
Cash and cash equivalents	$1,442	$2,547
Receivables, net	2,132	2,505
Contract assets	13,183	12,318
Inventories	3,132	3,088
Other current assets	632	533
Total current assets	20,521	20,991

Property, plant and equipment, net	8,370	7,975
Goodwill	10,799	10,780
Intangible assets, net	2,212	2,459
Deferred income taxes	2,953	3,744
Other noncurrent assets	7,601	6,931
Total assets	$52,456	$52,880

Liabilities and equity
Current liabilities
Accounts payable	$2,312	$2,117
Salaries, benefits and payroll taxes	3,133	3,075
Contract liabilities	9,190	8,488
Current maturities of long-term debt	168	118
Other current liabilities	2,134	2,089
Total current liabilities	16,937	15,887

Long-term debt, net	17,291	15,429
Accrued pension liabilities	6,162	5,472
Other noncurrent liabilities	5,231	6,826
Total liabilities	45,621	43,614

Stockholders’ equity
Common stock, $1 par value per share	240	254
Additional paid-in capital	—	92
Retained earnings	15,398	16,943
Accumulated other comprehensive loss	(8,803)	(8,023)
Total stockholders’ equity	6,835	9,266
Total liabilities and equity	$52,456	$52,880

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Years Ended Dec. 31,
	2023	2022
Operating activities
Net earnings	$6,920	$5,732
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,430	1,404
Stock-based compensation	265	238
Deferred income taxes	(498)	(757)
Pension settlement charge	—	1,470
Severance and other charges	92	100
Changes in assets and liabilities
Receivables, net	373	(542)
Contract assets	(865)	(1,739)
Inventories	(44)	(107)
Accounts payable	151	1,274
Contract liabilities	702	381
Income taxes	(133)	148
Qualified defined benefit pension plans	(378)	(412)
Other, net	(95)	612
Net cash provided by operating activities	7,920	7,802

Investing activities
Capital expenditures	(1,691)	(1,670)
Other, net	(3)	(119)
Net cash used for investing activities	(1,694)	(1,789)

Financing activities
Issuance of long-term debt, net of related costs	1,975	6,211
Repayments of long-term debt	(115)	(2,250)
Repurchases of common stock	(6,000)	(7,900)
Dividends paid	(3,056)	(3,016)
Other, net	(135)	(115)
Net cash used for financing activities	(7,331)	(7,070)

Net change in cash and cash equivalents	(1,105)	(1,057)
Cash and cash equivalents at beginning of period	2,547	3,604
Cash and cash equivalents at end of period	$1,442	$2,547

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	Dec. 31, 2023	Dec. 31, 2022
Aeronautics	$60,156	$56,630
Missiles and Fire Control	32,229	28,735
Rotary and Mission Systems	37,726	34,949
Space	30,456	29,684
Total backlog	$160,567	$149,998

	Quarters Ended Dec. 31,		Years Ended Dec. 31,
Aircraft Deliveries	2023	2022	2023	2022
F-35	18	53	98	141
F-16	3	—	5	—
C-130J	8	6	21	24
Government helicopter programs	28	24	52	86
Commercial helicopter programs	2	—	6	—
International military helicopter programs	10	4	11	9

	Number of Weeks in Reporting Period[1]	2024	2023	2022
	First quarter	13	12	12
	Second quarter	13	13	13
	Third quarter	13	13	13
	Fourth quarter	13	14	14

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.